Exhibit 99.1

LIFETIME BRANDS SECOND-QUARTER SALES RISE TO $84.1 MILLION

Company Reaffirms Sales and Earnings Guidance for 2006

WESTBURY, N.Y., August 3, 2006 – Lifetime Brands, Inc. (Nasdaq: LCUT), a leading designer, developer and marketer of nationally branded consumer products for the home, today announced results for the three months ended June 30, 2006.

For the second quarter of 2006, Lifetime’s net sales totaled $84.1 million, an increase of 82.1%, compared to net sales of $46.2 million for the same period in 2005. Excluding approximately $33.8 million in net sales attributable to the Syratech, Pfaltzgraff and Salton businesses Lifetime acquired in the past year, and the net sales in the second quarter of 2005 of the Farberware Outlet stores the Company closed since June 30, 2005, net sales for the 2006 quarter rose 11.3% to $50.3 million. The Company reported a net loss of $1.5 million, or $0.11 per diluted share, compared to net income of $1.3 million, or $0.12 per diluted share, for the second quarter of 2005. The 2006 period included a loss of approximately $0.02 per diluted share from stock option expense.

As previously announced, the three acquisitions Lifetime completed in 2005 and 2006 altered the seasonality of the Company’s business by heavily weighting Lifetime’s sales and operating profits to the second half of the year, resulting in negative quarter-to-quarter comparisons for the first two quarters of 2006. The loss for the second quarter of 2006 is at the bottom of the range of earnings guidance provided on June 21, 2006, which estimated a loss of $0.11 to $0.16 per diluted share.

Net sales for the six months ended June 30, 2006 totaled $158.5 million compared to $89.3 million for the same period in 2005, representing a 77.5% increase. Excluding approximately $53.0 million in net sales attributable to the Syratech, Pfaltzgraff and Salton businesses and the net sales for the 2005 period of the closed Farberware Outlet stores, net sales for the six months rose 19.9% to $105.5 million. The net loss for the 2006 period was $0.6 million, or $0.05 per diluted share, compared to net income of $2.3 million, or $0.21 per diluted share, for the first half of 2005.

Jeffrey Siegel, Chairman, President and Chief Executive Officer, commented, “Lifetime’s results to date in 2006 are consistent with our plan, and our outlook for the full year remains excellent. Based on the information we receive from our largest retail customers, our products are continuing to experience strong sell through to consumers.

“Each of our major product categories performed as expected during the first half of the year, reflecting the exceptional portfolio of brands we have assembled, our outstanding new product development skills and our in-depth sourcing capabilities. Our kitchenware category was an especially important source of growth. Our Farberware® and KitchenAid® kitchen tools and gadgets, which include the line of KitchenAid® sinkware we introduced in December 2005, turned in an impressive performance.

“Other highlights of the quarter included the completion of our acquisition of the business and certain assets of Syratech Corporation, which has greatly expanded Lifetime’s presence in luxury tabletop. We recently finished the process of integrating Lifetime’s overseas offices with Syratech’s, further strengthening our sourcing capabilities. In June, the Company completed the sale of $75 million principal amount of 4.75% Convertible Senior Notes due 2011 pursuant to Rule 144A under the Securities Act of 1933, as amended. Demand for the securities was very strong, allowing us to increase the size of the offering by $25 million over the amount we initially announced. In July, we announced that we had signed an agreement to acquire certain assets comprising the WearEver® cookware and bakeware businesses of

Global Home Products LLC. The closing of that transaction is subject to a number of conditions, including completion of an auction process and bankruptcy court approval.”

Mr. Siegel concluded, “We are very pleased with the way Lifetime’s business has developed in 2006 and are confident that we are on track with our plan for the year. Excluding any impact of the proposed WearEver transaction, we continue to expect the Company’s 2006 net sales to total approximately $480 million to $500 million and earnings per share to total $1.50 to $1.70, including stock option expense of approximately $0.06 per share. This compares to net sales of $307.9 million and earnings per share of $1.23 in 2005.”

Lifetime has scheduled a conference call Thursday, August 3, at 11:00 a.m. Eastern time to discuss second-quarter 2006 results and additional matters. The dial-in number for the call is (706) 634-1218. A replay of the call will also be available through Thursday, August 10 and can be accessed by dialing (706) 645-9291, conference ID #3004041. A live webcast of the call will be broadcast at the Company’s web site, www.lifetimebrands.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

Lifetime is a leading designer, developer and marketer of kitchenware, cutlery & cutting boards, bakeware & cookware, pantryware & spices, tabletop, home decor, picture frames and bath accessories, marketing its products under various trade names, including Farberware®, KitchenAid®, Pfaltzgraff®, Calvin Klein®, Cuisinart®, Hoffritz®, Sabatier®, Nautica®, Joseph Abboud Environments®, Roshco®, Baker’s Advantage®, Kamenstein®, CasaModa™, :USE®, Pedrini®, International Silver®, Towle®, Tuttle®, Wallace®, Melannco®, Rochard® and Kenneth Cole Reaction®. Lifetime’s products are distributed through almost every major retailer in the United States.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

COMPANY CONTACT: Robert McNally Chief Financial Officer (516) 683-6000	INVESTOR RELATIONS: Harriet Fried Lippert/Heilshorn & Associates, Inc. (212) 838-3777 or hfried@lhai.com

LIFETIME BRANDS, INC.
INCOME STATEMENT
(in 000's, except per share data)

	Three Months Ended June 30, (Unaudited)
	2006	2005	% Increase (Decrease)
Net Sales	$84,051	$46,154	82.1%
Cost of Sales	47,836	26,959	77.4%
Distribution Expenses	11,257	5,807	93.9%
SG&A	26,549	10,940	142.7%

Income (Loss) from Operations	(1,591)	2,448
Interest Expense	827	291
Other Expense (Income)	32	(13)

Income (Loss) Before Taxes	(2,450)	2,170
Tax Provision (Benefit)	(943)	825

Net Income (Loss)	$(1,507)	$1,345

Diluted Earnings (Loss) Per Share from Net
Income (Loss)	$(0.11)	$0.12

Weighted Average Shares	13,324	11,288

LIFETIME BRANDS, INC.
INCOME STATEMENT
(in 000‘s, except per share data)

	Six Months Ended June 30, (Unaudited)
	2006	2005	% Increase (Decrease)
Net Sales	$158,472	$89,272	77.5%
Cost of Sales	89,343	51,859	72.3%
Distribution Expenses	21,849	11,923	83.3%
SG&A	47,119	21,239	121.9%

Income (Loss) from Operations	161	4,251
Interest Expense	1,133	490
Other Expense (Income)	31	(26)

Income (Loss) Before Taxes	(1,003)	3,787
Tax Provision (Benefit)	(392)	1,439

Net Income (Loss)	$(611)	$2,348

Diluted Earnings Per Share from Net Income
(Loss)	$(0.05)	$0.21

Weighted Average Shares	13,137	11,277

LIFETIME BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in 000‘s)

	June 30, 2006	June 30, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$168	$105
Accounts receivable, net	37,421	24,437
Inventories	137,081	67,517
Prepaid expenses and other current assets	15,673	9,903

TOTAL CURRENT ASSETS	190,343	101,962
PROPERTY AND EQUIPMENT, net	33,789	21,149
INTANGIBLES, net	64,953	31,243
OTHER ASSETS	5,588	2,476

TOTAL ASSETS	$294,673	$156,830

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings	$7,700	$21,300
Accounts payable and trade acceptances	12,851	10,481
Other current liabilities	32,123	19,324

TOTAL CURRENT LIABILITIES	52,674	51,105
DEFERRED RENT & OTHER LONG TERM LIABILITIES	4,882	1,996
DEFERRED INCOME TAX LIABILITIES	5,331	4,602
LONG TERM DEBT	5,000	5,000
CONVERTIBLE NOTES	75,000	-
STOCKHOLDERS' EQUITY	151,786	94,127

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$294,673	$156,830

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